UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2013

E2open, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35598	94-3366487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 East Third Avenue, Suite 400

Foster City, California 94404

(Address of principal executive offices, including zip code)

(650) 645-6500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2013, the Board of Directors of E2open, Inc. (the “Company”) (i) approved the 2014 Executive Cash Incentive Plan (the “Plan”), and (ii) approved the salaries and targeted cash bonus amounts for the named executive officers under the Plan.

The salaries and targeted cash bonus amounts for fiscal 2014 for the named executive officers are as follows:

Name and Position	Base Annual Salary	Targeted Bonus Amount Under the Plan
Mark E. Woodward – President and Chief Executive Officer	$387,500	$387,500
Peter J. Maloney – Chief Financial Officer	$300,000	$200,000
David W. Packer – Senior Vice President, Worldwide Field Operations	$300,000	$150,000

For fiscal 2014, the amount of cash bonuses to be paid to the Company’s named executive officers under the Plan will be determined based upon the Company’s achievement of performance targets relating to free cash flow, new and upsell bookings and non-GAAP revenue performance against Plan targets.

A minimum free cash flow target must be achieved in order to trigger any payments under the Plan. Once payments are triggered under the Plan, the actual bonus payments are determined based on the average achievement of performance targets relating to new and upsell bookings and non-GAAP revenue, each weighted equally.

The actual bonus payments are based upon the percentage achievement of the performance targets as follows:

Total Achievement Level of Performance Targets	Percentage of Targeted Bonus Amount
< 85.00%	0%
85.00% - 100%	50-100%
> 100.00%	100-150%

For achievement levels greater than 85%, the payment amount will be determined based on the Company’s actual achievement of the performance targets, with a maximum bonus payment of 150% of the targeted bonus amount.

Mr. Packer also participates in a fiscal 2014 Incentive Compensation Plan with separate performance targets relating to quarterly billings, quarterly revenue, annual new and upsell bookings and annual recurring revenue. Mr. Packer’s targeted bonus under the fiscal 2014 Incentive Compensation Plan is $150,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2013

E2OPEN, INC.

By:	/s/ Peter J. Maloney
Name:	Peter J. Maloney
Title:	Chief Financial Officer